UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) July 21, 2017

Waters Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

01-14010 (Commission File Number)	13-3668640 (IRS Employer Identification No.)

34 Maple Street, Milford, Massachusetts (Address of Principal Executive Offices)	01757 (Zip Code)

(508) 478-2000

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 21, 2017 Rohit Khanna entered into an agreement (the “Agreement”) with Waters Corporation (the “Company”) under which Mr. Khanna resigned from his position as Senior Vice President, Applied Technology as of July 21, 2017, and will continue to serve as Senior Vice President of the Company and as a member of its executive committee until his retirement on December 31, 2017, in each case subject to the terms of the Agreement.

Mr. Khanna will remain entitled to receive his current base salary and to participate in the Company’s bonus plan and benefit plans during the term of the Agreement. Upon his termination of employment on December 31, 2017 (or upon an earlier termination of employment as provided in the Agreement), Mr. Khanna will be entitled to receive continued salary and subsidized COBRA continuation coverage for 12 months and accelerated vesting of those stock options and restricted stock units that would have vested on or before December 31, 2018 (or, with respect to a stock option grant made in February 2016, February 2019). He will also remain eligible to receive an annual bonus for 2017 based on actual performance and to be reimbursed for expenses associated with his service to the Company as provided for in the Agreement. The foregoing severance benefits are conditioned on Mr. Khanna’s execution and non-revocation of a release of claims and his continued compliance with the restrictive covenants contained in the Agreement and described below.

Under the Agreement, Mr. Khanna agreed to certain restrictions on competition and solicitation of customers and employees, which continue through December 31, 2018, and with respect to disclosure of the Company’s confidential information.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WATERS CORPORATION

Dated: July 26, 2017	By:	/s/ Sherry L. Buck
		Name:	Sherry L. Buck
		Title:	Senior Vice President and Chief Financial Officer